Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Investors:	Media:
Mary Bashore	Barbara Lindheim
Orchid Cellmark Inc	GendeLLindheim BioCom Partners
(609) 750-2324	(212) 918-4650

ORCHID CELLMARK ANNOUNCES EXECUTIVE CHANGE

PRINCETON, N.J., July 5, 2006 – Orchid Cellmark Inc. (Nasdaq: ORCH), a leading worldwide provider of identity DNA testing services, today announced that Raymond J. Land, Senior Vice President and Chief Financial Officer, has resigned from the company to pursue other interests. Mr. Land joined Orchid Cellmark in June 2005. His resignation is effective July 7, 2006.

Thomas Bologna, who joined Orchid Cellmark as President and Chief Executive Officer in April 2006, said, “We thank Ray for his service to Orchid Cellmark and wish him well in his new endeavors. I sincerely appreciated Ray’s help in the short period of time that we worked together.”

About Orchid Cellmark

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these segments reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com.

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